UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2006

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-50250	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street Purchase, New York		10577
(Address of principal executive offices)		(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 20, 2006, MasterCard Incorporated and its subsidiaries, MasterCard International Incorporated and MasterCard International LLC (collectively, “MasterCard”), along with other defendants in litigations relating to prices that cardholders of Visa- and MasterCard-branded credit and debit/ATM cards, and Diners Club cards, have been charged to make transactions denominated in a foreign currency or with a foreign merchant, entered into a settlement agreement and other related agreements (the “Settlement Agreement”) with the plaintiffs in the consolidated federal class action lawsuit titled, In re Foreign Currency Conversion Fee Antitrust Litigation (MDL 1409). As part of that settlement, MasterCard International Incorporated, along with other defendants, also entered into an agreement settling a related California state court action titled Schwartz v. Visa Int’l Corp., et al. (the “Schwartz Matter”).

Under the terms of the Settlement Agreement, MasterCard has agreed to pay $72.48 million, which constitutes its share of defendants’ $336 million settlement fund that will be used to pay monetary claims by eligible cardholders, the costs of administering the settlement and notice to cardholders, as well as any court-approved fees and expenses to attorneys for the class and awards to the class representatives. The Settlement Agreement also includes provisions relating to disclosures on billing statements and other documents. MasterCard also agreed to settle the Schwartz Matter for $13.44 million, which is expected to be paid in 2007.

The Settlement Agreement is subject to the approval of the United States District Court for the Southern District of New York. If the Settlement Agreement is approved, the claims in these currency conversion lawsuits and other related lawsuits will be extinguished. A more complete description of the Settlement Agreement is contained in the joint press release of the parties attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d )	Exhibits

		99.1	Press Release dated July 25, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date: July 25, 2006	By:	/s/ Noah J. Hanft
Noah J. Hanft
General Counsel and Secretary